UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

HIGHPOWER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4062622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building A1, 68 Xinxia Street, Pinghu, Longgang, Shenzhen, Guangdong, 518111, People’s Republic of China
(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Highpower International, Inc. (the “Company”), with the Securities and Exchange Commission (the “SEC”) on September 13, 2017 (the “Original Registration Statement”), relating to the Rights Agreement, dated September 12, 2017 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A. and Computershare, Inc., as successor Rights Agent (the “Rights Agent”). Such Original Registration Statement is hereby incorporated by reference.

On June 28, 2019, Highpower International, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HPJ Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), HPJ Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent is owned by Mr. Dang Yu Pan, Chairman of the Board of Directors (the “Board”) and Chief Executive Officer and stockholder of the Company, Mr. Wen Liang Li, a director and stockholder of the Company, Mr. Wen Wei Ma, a stockholder of the Company, and Essence International Capital Limited, a company incorporated in Hong Kong (“Essence”).

As of the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, other than shares of the Company’s common stock held by (a) Messrs. Pan, Li or Ma or their respective affiliates (collectively, the “Rollover Stockholders”) or Parent or, the Company or any of their respective subsidiaries or (b) stockholders who have validly exercised their appraisal rights under the General Corporation Law of the State of Delaware, will be converted into the right to receive $4.80 in cash without interest (the “Merger Consideration”). In addition, at the Effective Time, each stock option to purchase shares of the Company’s common stock (each, an “Option”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive, on the next regularly scheduled employee payroll date in the jurisdiction of the holder of such Option, an amount in cash equal to the product of the excess, if any, of the Merger Consideration over the exercise price per share of the Option. Each outstanding Option that has an exercise price equal to or greater than the Merger Consideration will be cancelled without the right to receive any consideration. At the Effective Time and following the contribution of the Rollover Shares (as hereinafter defined) to Parent, each unvested restricted share of Company common stock granted pursuant to an incentive award that is outstanding immediately prior to the Effective Time will be treated in the same manner as outstanding shares of Company common stock at the Effective Time, as previously described herein.

In connection with the Merger Agreement and the transactions contemplated thereby, the Company and the Rights Agent, have entered into the First Amendment to Rights Agreement, dated as of October 30, 2019 (the “Amendment”), to the Rights Agreement to provide that the definition of “Expiration Date” has been amended to mean the earlier of (i) the close of business on September 20, 2020, (ii) the time at which the rights are redeemed as provided in Section 23 of the Rights Agreement, (iii) the time at which the rights are exchanged in full as provided in Section 24 of the Rights Agreement and (iv) immediately prior to the effective time of the Merger (but only if the effective time shall occur).

The Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 31, 2019, is incorporated herein by reference. The foregoing description, including the description in the Original Registration Statement is only a summary, and does not purport to be complete, and is qualified in its entirety by the Original Registration Statement, which has been filed as an exhibit hereto.

Item 2.	Exhibits.

Exhibit	Description

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Highpower International, Inc. (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 13, 2017).

4.1	Rights Agreement, dated as of September 12, 2017, by and between Highpower International, Inc. and Corporate Stock Transfer, Inc., as rights agent (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 13, 2017).

4.2	First Amendment to Rights Agreement, dated October 30, 2019, between Highpower International, Inc. and Computershare Trust Company, N.A. and Computershare, Inc. (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 31, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HIGHPOWER INTERNATIONAL, INC.

By:	/s/ Shengbin (Sunny) Pan
Shengbin (Sunny) Pan Chief Financial Officer

Date: October 31, 2019

EXHIBIT INDEX

Exhibit	Description

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Highpower International, Inc. (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 13, 2017).

4.1	Rights Agreement, dated as of September 12, 2017, by and between Highpower International, Inc. and Corporate Stock Transfer, Inc., as rights agent (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 13, 2017).

4.2	First Amendment to Rights Agreement, dated October 30, 2019, between Highpower International, Inc. and Computershare Trust Company, N.A. and Computershare, Inc. (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 31, 2019).